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                       AMENDED ARTICLES OF ORGANIZATION OF
                   GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC.

         The undersigned, being of full age and for the purpose of forming a limited liability company for general purposes under the laws of the State of Minnesota, Minnesota Statutes Chapter 322B, do hereby adopt the following Articles of Organization.

                                    ARTICLE I
                                      NAME

         The name of the limited liability company shall be Granite Falls Community Ethanol Plant, LLC.

                                   ARTICLE II
                       REGISTERED OFFICE/REGISTERED AGENT

         The address of the registered office of the limited liability company shall be 2448 540th Street, Suite 1, Granite Falls, MN 56241-0216, and the name of the registered agent at such address shall be Paul Enstad. The registered office or the registered agent may be changed in the manner provided by law.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

         Unless the limited liability company is dissolved earlier according to the law, the period of existence of the limited liability company shall be perpetual from and after the date these Articles of Organization are filed.

                                   ARTICLE IV
                           INITIAL BOARD OF GOVERNORS

         The name and address of the initial board of governors of this limited liability company are:

                  NAME                                        ADDRESS

                  Myron D. Peterson                  82641 130th Street
                                                     Sacred Heart, MN 56285

                  Shannon Johnson                    2622 490th Street
                                                     Hazel Run, MN 56247

                  Steve Lindholm                     702 Prentice, P.O. Box 8
                                                     Granite Falls, MN 56241

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                  Paul Enstad                        3124 490th Street
                                                     Granite Falls, MN 56247

                  Julie Volstad                      4876 210th Avenue
                                                     Hanley Falls, MN 56245

                  Scott Dubbelde                     624 Granite East
                                                     Granite Falls, MN 56241

                                    ARTICLE V
                               PURPOSE AND POWERS

         This limited liability company is organized with a general purpose, has all powers provided by law, and may use those powers for any lawful purpose. Without limiting the generality of the forgoing, and included in the general purpose of its formation, this limited liability company will seek to establish an ethanol production facility in the Granite Falls area with the goal of increasing employment, economic development, economic resources, and providing greater stability and diversity in the area's economy.

                                   ARTICLE VI
                            WRITTEN ACTION PERMITTED

         Any action required or permitted to be taken at a meeting of the Board of Governors of this limited liability company which does not need an approval by the members, may be taken by written action signed by the number of Governors that would be required to take such action at a meeting of the Board of Governors at which all Governors are present.

                                   ARTICLE VII
                      LIMITATION OF LIABILITY OF GOVERNORS

         A Governor of the limited liability company shall not be personally liable to the limited liability company or its members for monetary damages for breach of fiduciary duty as a Governor, except for liability (i) based on a breach of the Governor's duty of loyalty to the limited liability company or its members; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 80A.23 or 322B.56 of the Minnesota Statutes; (iv) for any transaction from which the Governor derived an improper personal benefit; or (v) for any act or omission occurring before the date when the provision of the Articles of Organization eliminating or limiting liability becomes effective. If Chapter 322B of Minnesota Statutes is hereafter amended to authorize the further elimination or limitation of the liability of Governors, then the liability of a Governor of this limited liability company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by Chapter 322B of the Minnesota Statutes, as amended.



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